Exhibit 10.1

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, Fifth Floor

Berkeley Heights, NJ 07922

February 18, 2015

Ian C. Bonnet

Re: Offer of Employment by Authentidate Holding Corp.

Dear Ian:

I am very pleased to confirm our offer to you of employment with Authentidate Holding Corp., a Delaware corporation (the “Company”), in the position of Chief Executive Officer and President, reporting to the Company’s Board of Directors (the “Board”). The commencing of your employment (the “Start Date”) will be not later than February 18, 2015, as mutually agreed by you and the Company. Throughout this letter agreement (the “Agreement”), the terms “you” or “Employee” shall refer to Ian C. Bonnet. The terms of our offer are as follows:

1. Employment. Subject to and upon the terms and conditions of this letter agreement, the Company hereby agrees to employ you, and you hereby accept such employment as President and Chief Executive Officer of the Company. Your position includes acting as an officer and/or director of any of the Company’s subsidiaries as determined by the Board. You will also be appointed as a member of the Board, effective upon the Start Date of your commencement of employment with the Company. You agree to resign from the Board upon the termination of employment for any reason.

2. Duties. During the term of your employment with the Company, and subject to the direction and control of the Board, you shall report directly to the Board and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with your executive position or as may be reasonably assigned or delegated to you from time to time by the Board, consistent with your position as President and Chief Executive Officer. In general, Employee shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units. During the term of this Agreement, you agree to devote substantially all of your business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use your best efforts in the performance of your duties for the Company and any subsidiary corporation of the Company. During the term of this Agreement, you may, so long as it does not materially interfere with your duties hereunder: (i) subject to Section 7 hereof and the terms of the Assignment and Confidentiality Agreement (defined below), serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage your personal investments and affairs.

Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company, and all airplane travel shall be first or business class, or otherwise fully reimbursed at cost, to the extent that such reimbursements do not exceed the approximate equivalent published fare for first or business class. Other expenses shall be reimbursed in accordance with the Company’s policies for executive travel.

3. Starting Salary. During the initial six months of your employment hereunder, your salary will be at the rate of $275,000 per year, less deductions and withholdings and payable on the Company’s regular payroll schedule, subject to annual review by the Management Resources and Compensation Committee of the Board (the “Committee”).

4. Bonus. You will be eligible for a bonus as may reasonably be determined by the Committee, and aligned with the Company’s practices and policies. Whether you receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by the Board (or the Committee) in its sole discretion based upon its assessment of the Company’s achievement of performance conditions (to be set by the Board or the Committee) during the applicable fiscal year, subject to the discretion of the Board or the Committee to decrease the amount of such bonus based on its assessment of your individual performance. In order to earn an annual bonus for any given fiscal year, you must remain continuously employed by the Company through the date that the bonus is paid. Any bonus awarded to you will be subject to standard payroll deductions and withholdings.

5. Benefits. The Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy. The Employee shall be entitled to reimbursement of reasonable temporary living expenses, including travel between the Company’s offices and the Employee’s primary residence during the initial six month Term. Reimbursements of such amounts incurred by Employee shall be subject to the above- described expense reimbursement procedures. Employee and the Company will evaluate the appropriate insurance coverages for the Employee, including accidental death and dismemberment insurance and Key Man life insurance. In the event the Company and Employee wish to obtain such additional insurance on the Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Exhibit A (the “Assignment and Confidentiality Agreement”) as a condition of your employment. We hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

7. Covenants.

(a) Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. In addition to the obligations specified in the Assignment and Confidentiality Agreement, you agree that, during your employment with the Company and for a period of one (1) year following any termination of such employment, you will not engage in, or have any direct or indirect interest in, or become associated with or enter into any firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is otherwise engaged in the same or similar business as the Company in competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research. Similarly, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Notwithstanding the foregoing, the ownership by Employee of less than two percent (2%) of the shares of any publicly held corporation shall not violate the provisions of this Section 7.

(b) You hereby represent and warrant that you have full authority to accept employment hereunder and are not subject to any restriction with respect to the commencement of such work from any prior employer or otherwise. Further, you agree, other than with regard to the good faith performance of your duties for the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements by you that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this letter.

8. Equity.

(a) Initial Grant. Effective on the Start Date, you will be granted an equity award under the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”), which will be made by the Board or the Committee in accordance with the Company’s standard equity grant policies. The Initial Grant shall consist of restricted stock units (the “Initial RSUs”) in respect of 250,000 shares of the Company’s Common Stock. The Initial RSUs shall vest as follows: (i) 150,000 shares of the Company’s Common Stock covered by the Initial RSUs shall be vested on the Start Date and (ii) 100,000 shares of the Company’s Common Stock covered by the Initial RSUs shall vest on the six month anniversary of the Start Date, provided that the following conditions have occurred: (A) the Employee shall continuously remain in the employment of the Company during the Term, (B) the Employee shall have entered into a new employment agreement (or an amendment to this Agreement) no later than the six month anniversary of the Start Date which shall provide for an employment term of at least twelve (12) months, and (C) the Employee shall have submitted a restructuring plan for the Company to the Board which has been approved by the Board for implementation.

(b) Subsequent Grants. During your employment with the Company, you will be eligible to be granted additional annual equity awards under the Plan in the discretion of the Committee or the Board. The actual grant date value of any such additional awards shall be determined in the discretion of the Committee after taking into account the Company’s and your performance and other relevant factors and any such awards shall include such vesting conditions and other terms and conditions as determined by the Committee or the Board.

(c) In the event of a termination of Employee’s employment with the Company the following will apply with respect to the Initial RSUs: (i) if the termination is for Cause, then all of the Initial RSUs granted and not vested as of the Termination Date shall terminate immediately and be null and void; (ii) if the termination is for any other reason (except in connection with a Change in Control), the Company will accelerate the vesting of the Initial RSUs such that all of the shares subject to the Initial RSUs shall be deemed fully vested on your termination date; and (iii) in the event that within 90 days of a Change in Control, as such term is defined in the Plan, the Employee is terminated or his title, position or responsibilities are materially reduced and Employee terminates his employment, then the Company will accelerate the vesting of the Initial RSUs such that all of the shares subject to the Initial RSUs shall be deemed fully vested on your termination date.

9. Term of Employment. The initial term of this Agreement is for six (6) months from the Start Date (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein. Subject to the Company’s ongoing evaluation of your performance and the achievement of performance goals determined by you and the Committee, the Company intends to negotiate with you in good faith towards a one year employment agreement prior to Expiration Date. Notwithstanding the foregoing, however, no assurances are hereby given that they Company will ultimately determine to enter into any further agreements with you or to continue your employment for any period of time.

10. Termination.

(a) The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement for Disability, for Cause or without Cause. Employee may terminate this Agreement at any time by giving 30 days prior written Notice of Termination to the Company in accordance with this Agreement.

(b) If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation:

(i) if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;

(ii) if termination was due to the Employee’s death or Disability, the Accrued Compensation; or

(iii) if the Employee was terminated by the Company without Cause or the Employee terminates this Agreement for Good Reason, (i) the Accrued Compensation and (ii) subject to (A) Employee’s ongoing compliance with the Employee Assignment and Confidentiality Agreement, (B) execution of a general release in favor of the Company, and (C) resignation from the Board (and any committees thereof), a severance payment of an amount equal to 33.3% of the base salary payable to Employee during the initial six month Term of this Agreement.

(c) The amounts payable under this Section 10, shall be paid as follows: (i) Accrued Compensation shall be paid on the first regular pay date after the Termination Date (or earlier, if required by applicable law) and (ii) the Severance Payments shall be paid in equal installments in accordance with the Company’s regular pay dates for executives (or earlier, if required by applicable law) during a period of one year commencing with the first regular pay date after the Termination Date. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for eighteen (18) months following the termination of your employment (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

11. IRC 409A. This letter agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

12. Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

13. Arbitration and Indemnification.

(a) Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under the Assignment and Confidentiality Agreement shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

(b) The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $5,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

14. Severability; Benefit of Agreement. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. The terms set forth herein may not be amended or changed (except with respect to such terms reserved to the discretion of the Company) except in a writing signed by you and a duly authorized member of the Board. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

16. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt. The current addresses of the parties are as follows:

If to the Company: Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive, Fifth Floor Berkeley Heights, NJ 07922	If to the Employee: Ian C. Bonnet

With a copy to: Victor J. DiGioia Becker & Poliakoff, LLP 45 Broadway, 8th Floor New York, NY 10006	With a copy to:

17. Governing Law; Jurisdiction. The rights and obligations under this offer letter will be governed by and interpreted, construed and enforced in accordance with the laws of the State of New Jersey without regard to its or any other jurisdiction’s conflicts of laws principles. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

18. Eligibility to Work in the United States. In order for the Company to comply with United States law, we ask that on your Start Date you provide us with appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

19. Definitions. For purposes of this letter agreement, the following terms shall have the meanings ascribed below:

(a) “Accrued Compensation” shall mean any amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date,

including (i) base salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance, and (iv) bonuses and incentive compensation earned and awarded prior to the Termination Date, if any.

(b) “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (a), (c) or (d) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

(c) “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of three consecutive months, and the Employee has not returned to his full time employment prior to the Termination Date.

(d) “Good Reason” shall mean without the written consent of the Employee: (i) a material breach of any provision of this Agreement by the Company; (ii) failure by the Company to pay when due any compensation to the Employee; (iii) a reduction in the Employee’s Base Salary; (iv) failure by the Company to maintain the Employee in the positions referred to in Section 1 of this Agreement; (v) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason unless (A) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting the Good Reason event; and (B) the Company has not remedied such facts and circumstances constituting the Good Reason event to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.

(e) “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(f) “Termination Date” shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; (iii) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 10 days from the date the Notice of Termination is given to the Employee.

Signature Page Follows.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

AUTHENTIDATE HOLDING CORP.

/s/ Charles C. Lucas
Charles C. Lucas, III
Chairman of the Board of Directors

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ian C. Bonnet	Date signed: February , 2015
Ian C. Bonnet

Attachments:

Exhibit A	Employee Invention Assignment and Confidentiality Agreement

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Authentidate Holding Corp., a Delaware corporation (the “Company”), I, Ian C. Bonnet (also referred to as the “Employee”) hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 6 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company hereunder, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company hereunder, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5. Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

6. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”), and that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Proprietary Information includes, but is not limited to, Assigned Inventions, trade secrets as well as other proprietary knowledge, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example and without limitation, Proprietary Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) information regarding internet and software based document authentication services and telehealth products and services including product information, features, roadmaps, plans, specifications, mechanics, designs, costs and revenue; (ii) techniques and methods for developing or improving the foregoing products and services; (iii) measurement techniques utilized to increase monetization and analyze performance metrics; (iv) customer lists and data, (v) non-public trademarks or domain names; (vi) non-public business and financial information, which may include revenues, profits, margins, forecasts, budgets and other financial data; (vii) marketing and advertising plans, strategies, tactics, budgets and studies; (viii) business and operations strategies; (ix) the identities of the key decision makers at the Company’s vendors, suppliers, or other business partners; (x) the particular needs and preferences of the Company’s suppliers, platform providers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (xi) contracts, credit procedures and terms; (xii) research and development plans; (xiii) software developed or licensed by Company; (xiv) hardware and hardware configurations; (xv) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, training information, job assignments and performance evaluations of Company personnel); (xvi) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xvii) other know-how. The foregoing are only examples of Proprietary Information and information not specifically identified herein may also constitute Proprietary Information. The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

7. Exceptions to Proprietary Information. Notwithstanding the definition set forth in Section 6, Proprietary Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me other than through disclosure, directly or indirectly, by Employee; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company or (d) was independently developed by me without breach of any obligation of confidentiality or non-use.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature or form, in my possession, custody or control, pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. Notwithstanding my confidentiality obligations, I am permitted to disclose Proprietary Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business, or otherwise enter into or become associated with in any capacity, any business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations. Notwithstanding the foregoing, the ownership by Employee of less than two percent of the shares of any publicly held corporation shall not violate the provisions of this Section 10.

11. Non-Solicitation Covenants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away, induce, encourage or participate in the foregoing, any employee or consultant of the Company who was a consultant or employee of the Company within one year of the termination date of my employment, to terminate his or her relationship with the Company, whether for my own benefit or for the benefit of any other person or entity. In addition, during and after the termination of my employment with the Company and for a period of twelve (12) months thereafter, I will not directly or indirectly solicit, induce or attempt to induce, or otherwise take away, diminish or adversely alter their relationship with the Company, any customers, business partners or suppliers of the Company that were customers, business partners, or suppliers of the Company during the tenure of my employment or that were in the Company’s business development pipeline during the twelve month period ending on the termination of my employment.

12. Savings Clause. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation the need to protect the Company’s Proprietary Information and the goodwill of its customers. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, including the duration or scope of nay non-competition restriction, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

13. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

14. Injunctive Relief. I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

15. Return of Property. I agree that when I leave the employ of the Company for any reason, or at any time at the Company’s request, that I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Assigned Inventions or Proprietary Information of the Company, as well as any other Company property, including without limitation, passwords to access equipment and data, including any and all encryption keys, certificates, or other authorization keys, codes or devices needed to allow complete and unfettered access to all administrative system functions and all data contained in or on the devices provided to me by, or owned, licensed or leased by, the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

16. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its laws pertaining to conflict of laws. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New Jersey for any lawsuit filed there against me by Company arising from or related to this Agreement.

17. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18. Entire Agreement; Amendments and Waivers. This Agreement, along with the employment agreement entered into by the Company and Employee, and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Miscellaneous. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company. The provisions of this Agreement shall survive the termination of my employment with the Company, regardless of the reason. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20. Not an Employment Agreement. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is February 18, 2015.

Signature page to Employee Invention Assignment and Confidentiality Agreement follows.

I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Authentidate Holding Corp.:		Employee:

By:	/s/ Charles C. Lucas	/s/ Ian C. Bonnet
Name:	Charles C. Lucas	Signature

Title:	Chairman of the Board	Ian C. Bonnet
Name (Please Print)

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number of Brief Description

☒	No inventions or improvements

Signature of Employee:

Print Name of Employee:

/s/ Ian C. Bonnet

Date: